Exhibit (a)(1)(vii)

NOTICE TO PARTICIPANTS IN THE

PROG HOLDINGS EMPLOYEE RETIREMENT PLAN

In Connection With the Offer by

PROG HOLDINGS, INC.

to Purchase for Cash

Up to $425,000,000 in Value of its Common Stock

At a Purchase Price Not Less Than $44.00 Per Share and Not More Than $50.00 Per Share

Pursuant to the Offer to Purchase Dated November 4, 2021

IMMEDIATE ATTENTION REQUIRED

November 4, 2021

Re: PROG Holdings, Inc. Tender Offer

Dear Plan Participant:

As a participant in the PROG Holdings Employee Retirement Plan (the “Plan”), a portion of your individual account is invested in the PROG Holdings, Inc. Common Stock Fund (the “Stock Fund”). PROG Holdings, Inc., a Georgia corporation (the “Company”), has initiated an offer to purchase for cash up to $425,000,000 in value of shares of its issued and outstanding common stock, $0.50 par value per share (the “shares”), at a price that will be not less than $44.00 per share and not more than $50.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase, dated November 4, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.”

Enclosed are the Offer to Purchase and a Tender Offer Instruction Form that require your immediate attention. As described below, you have the right, pursuant to the terms of the Plan, to instruct Charles Schwab Trust Bank (the “Trustee”), as directed trustee of the Plan, whether or not to tender shares attributable to your investment in the Stock Fund under the Plan. There will be no fee to you for instructing the Trustee to tender your shares held in the Plan.

If you wish to instruct the Trustee on this matter, you will need to complete the enclosed Tender Offer Instruction Form and return it to the tabulator appointed by the Company for the tender offer in the return envelope or via fax or email so that it is RECEIVED by 4:00 p.m., New York City time, on November 23, 2021, unless the tender offer is extended or earlier terminated. If the tender offer is extended, the deadline for receipt of your instructions will be at 4:00 p.m. on the sixth business day prior to the new Expiration Date (as defined in the Offer to Purchase) of the tender offer, as extended. If you do not provide directions to the tabulator on a timely basis, you will be deemed to have elected not to participate in the tender offer and no shares related to your individual account under the Plan will be tendered.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for directing the Trustee regarding the tender offer. You should also review the more detailed explanation of the tender offer provided in the tender offer materials.

BACKGROUND

The Company has made an offer to purchase up to $425,000,000 in value of its shares from its shareholders at a price not less than $44.00 per share nor more than $50.00 per share, less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. Upon the terms and subject to the conditions of the Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in the Offer to Purchase, the Company will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price (as defined in the Offer to Purchase) (in increments of $0.50), which will be not less than $44.00 per share and not more than $50.00 per share, that will allow the Company to purchase a number of shares having an aggregate purchase price of $425,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer.

The enclosed Offer to Purchase sets forth the terms and conditions of the tender offer and is being provided to all shareholders of the Company including the Plan and its associated trust. To understand the tender offer fully and for a more complete description of the terms and conditions of the tender offer, you should carefully read the entire Offer to Purchase, as well as the other tender offer materials.

The tender offer applies to all outstanding shares, including the shares held by the Plan in the Stock Fund. As of November 1, 2021, the Plan held approximately 15,025 shares in the Stock Fund (the “Stock Fund Shares”). Only the Trustee, as directed trustee of the Plan, can tender these Stock Fund Shares in the tender offer. Nonetheless, as a participant under the Plan, you have the right to direct the Trustee whether to tender some or all of the shares attributable to your individual account in the Plan. The Trustee will tender shares attributable to participant accounts solely in accordance with participant instructions to the extent permitted by applicable law, and the Trustee will not tender shares attributable to participant accounts for which it does not receive timely or complete instructions. The Trustee makes no recommendation regarding the tender offer. EACH PARTICIPANT MUST DECIDE WHETHER OR NOT TO TENDER SHARES.

Please also note that only whole shares of stock can be tendered by the Trustee. If your account includes fractional shares that are subject to tender at the same price as other participants in the Plan, all of the fractional shares will be combined to result in whole shares that can be tendered at that price, to the extent possible. But, you should be aware that, after execution of the liquidation of tendered shares, there may be fractional shares remaining in your account that could not be tendered.

CONFIDENTIALITY

To assure the confidentiality of your decision, the tabulator will tabulate participant directions. Neither the Trustee nor the tabulator or their affiliates or agents will make your individual direction to the Trustee available to the Company.

PROCEDURE FOR DIRECTING MILLIMAN

Enclosed is a Tender Offer Instruction Form which may be completed and returned to the tabulator. For purposes of determining the number of shares attributable to participant accounts to be tendered in the tender offer, Milliman, Inc. as the Plan’s recordkeeper (the “Recordkeeper”) will apply your instructions to the number of shares attributable to your Plan account as of November 23, 2021, or as of a later date if the tender offer is extended.

If you do not properly complete and return the Tender Offer Instruction Form by the deadline specified, subject to any extensions of the tender offer, Stock Fund Shares attributable to your Plan account will be considered uninstructed and will not be tendered in the tender offer.

To properly complete your Tender Offer Instruction Form, you must do the following:

(1) On the face of the Tender Offer Instruction Form, check Box 1 or 2. CHECK ONLY ONE BOX:

•

CHECK BOX 1 if you do not want the shares credited to your individual account under the Plan tendered for sale in accordance with the terms of the tender offer and simply want the Plan to continue holding such shares.

•

CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (between 1% and 100% in whole numbers) of shares credited to your individual account under the Plan that you want to tender at each price indicated.

You may direct the tender of shares credited to your account at different prices. To do so, you must state the percentage (between 1% and 100% in whole numbers) of shares to be sold at each price by filling in the percentage of such shares on the line immediately before the price. Also, you may elect to accept the per share Purchase Price to be determined pursuant to the tender offer. As detailed below, when the Trustee tenders Stock Fund Shares on behalf of the Plan, it may be required to tender such Stock Fund Shares on terms different than those set forth on your Tender Offer Instruction Form or as determined by the tabulator.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of shares to the Company for less than “adequate consideration,” which is defined by ERISA for a publicly-traded security as the prevailing market price on a national securities exchange. The Trustee will determine “adequate consideration,” based on the prevailing or closing market price of the shares on the New York Stock Exchange, on or about the date the shares are tendered by the Trustee (the “prevailing market price”). Accordingly, depending on the prevailing market price of the shares on such date, the Trustee may be unable to follow participant directions to tender Stock Fund Shares to the Company at certain prices within the offered range. The Trustee will tender or not tender Stock Fund Shares as follows:

•

If the prevailing market price is greater than the maximum tender price offered by the Company ($50.00 per share), notwithstanding your direction to tender shares in the Tender Offer Instruction Form, the shares will not be tendered.

•

If the prevailing market price is lower than the price at which you direct shares be tendered, the Trustee will follow your direction both as to percentage of shares to tender and as to the price at which such shares are tendered.

•

If the prevailing market price is greater than the price at which you direct the shares be tendered but within the range of $44.00 to $50.00, the Trustee will follow your direction regarding the percentage of shares to be tendered, but will increase the price at which such shares are to be tendered to the lowest tender price that is not less than the prevailing market price.

•

If the prevailing market price is within the range of $44.00 to $50.00, for all shares directed to be tendered at the “Purchase Price resulting from the tender offer,” the Trustee will tender such shares at the lowest tender price that is not less than the prevailing market price.

Leave a given line blank if you want no shares tendered at that particular price. The total of the percentages you provide on the Tender Offer Instruction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed the Trustee NOT to tender the balance of the shares credited to your individual account under the Plan.

(2) Date and sign the Tender Offer Instruction Form in the space provided.

(3) Return the Tender Offer Instruction Form in the enclosed return envelope so that it is RECEIVED by the tabulator at the address on the return envelope not later than 4:00 p.m., New York City time, on

November 23, 2021, unless the tender offer is extended or earlier terminated. If the tender offer is extended, the deadline for receipt of your Tender Offer Instruction Form will be the sixth business day prior to the expiration of the tender offer, as extended. If you wish to return the form by overnight mail, please send it to Milliman, 10000 N. Central Expwy, Suite 1500, Dallas, TX 75231.

You may also fax or email your Tender Offer Instruction Form to the tabulator at 1-877-353-5992 or bpcformsprocessing@milliman.com. Your instructions will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on November 23, 2021. As described in the Offer to Purchase, the Company has the right to extend the tender offer for certain periods. If the tender offer is extended, the deadline for receipt of your notice of withdrawal will be 4:00 p.m., New York City time, on the sixth business day prior to the expiration of the tender offer, as extended. Any extensions of the Expiration Date for the tender offer will be publicly announced by the Company. In the event of an announced extension, you may call the tabulator at 1-866-767-1212 to obtain information on any new Plan participant instructions deadline.

In order to make an effective withdrawal of your instructions, you must submit a new Tender Offer Instruction Form, which may be obtained by calling Georgeson LLC, the information agent for the tender offer, at (800) 868-1390, or submit new instructions via fax or email to 1-877-353-5992 or bpcformsprocessing@milliman.com. Upon receipt of a new, completed, signed and dated Tender Offer Instruction Form, your previous instructions will be deemed cancelled. Please note that the last properly completed Tender Offer Instruction Form timely received from a participant will be followed.

After the deadline above for returning tender directions to the tabulator, the Trustee and its affiliates or agents will complete the tabulation of all directions. The Trustee will tender the appropriate number of shares, at the appropriate price(s), on behalf of the Plan to the extent permitted by applicable law.

Subject to the satisfaction of the conditions described in the Offer to Purchase, the Company will purchase up to $425,000,000 in value of its shares that are properly tendered through the tender offer. As described in the Offer to Purchase, if the tender offer is oversubscribed, the shares tendered pursuant to the tender offer may be subject to proration. Any shares credited to your account that are not purchased in the tender offer will remain allocated to your individual account under the Plan.

The conditional tender of shares described in the Offer to Purchase will not apply to participants in the Plan. Additionally, the “odd-lot” provisions of the tender offer will not apply to Plan participants.

EFFECT OF TENDER OFFER ON YOUR ACCOUNT

If you direct the Trustee to tender some or all of the shares credited to your Plan account, as of 4:00 p.m., New York City time, on November 23, 2021, certain transactions involving the Stock Fund Shares credited to your account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the tender offer has been completed, unless the tender offer is terminated or the completion date is extended. This freeze on transactions is anticipated to last until approximately the week of December 13, 2021 and will apply to ALL shares credited to your Plan account, even if you elect to tender less than 100% of the shares credited to your Plan account. No loans or withdrawals will be allowed for participants that have a balance in the Stock Fund throughout the freeze. The restriction period described here is called a “blackout period.”

Whether or not you are planning retirement in the near future, you are encouraged to carefully consider how this “blackout period” may affect your retirement planning, as well as your overall financial plan.

Because you will be unable during the blackout period to sell shares credited to your Plan account, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify your investments in the Stock Fund during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. If the shares have a wide price swing, you might have a large loss during the blackout period, and you would not be able to direct the sale of shares from your Plan account during the blackout period.

In the event that the tender offer is extended, the freeze on transactions involving the Stock Fund will, if feasible, be temporarily lifted until six business days prior to the new completion date of the tender offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence and a new blackout period will commence. You can call the Recordkeeper at 1-866-767-1212 to obtain updated information on expiration dates, deadlines and Stock Fund freezes, and to otherwise determine whether the blackout period has started or ended.

Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your rights immediately before the commencement of any blackout period. The reason for the notice is to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. This notice about the blackout period is being provided to you as soon as reasonably practicable following the launch of the tender offer. As noted above, if you have any questions concerning the blackout period, you should contact the Recordkeeper at 1-866-767-1212.

If you directed the Trustee NOT to tender any of the shares credited to your account or you did not provide directions in a timely manner, you will continue to have access to all transactions normally available to the Stock Fund, subject to Plan rules.

INVESTMENT OF PROCEEDS

For any shares in the Plan that are tendered and purchased by the Company, the Company will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

The Trustee has been directed by the Plan’s named fiduciary to invest proceeds received with respect to shares credited to your Plan account in accordance with your existing investment elections as soon as administratively possible after receipt of proceeds. The recordkeeper anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call the Recordkeeper at 1-866-767-1212 or log on to www.millimanbenefits.com after the reinvestment is complete to learn the effect of the tender on your Plan account or to have the proceeds invested in other investment options offered under the Plan.

A portion of your individual account may currently be invested in the Stock Fund under the Plan. If you make no changes to your existing investment elections under the Plan, the proceeds received with respect to shares credited to your Plan account will be reinvested, meaning part or all of the proceeds may be reinvested in the Stock Fund under the Plan. You are encouraged to review your investment elections under the Plan to ensure that the proceeds received with respect to shares credited to your Plan account are invested appropriately. You may change your investment elections under the Plan at any time. Such changes will generally be effective on the same day if requested prior to 4:00 p.m., New York City time, or on the next business day, if requested after 4:00 p.m., New York City time. To review your investment elections under the Plan and/or make changes to your investment elections, call the Recordkeeper at 1-866-767-1212 or log on to www.millimanbenefits.com.

SHARES OUTSIDE THE PLAN

If you hold shares directly, you will receive, under separate cover, tender offer materials which can be used to tender such shares. Those tender offer materials may not be used to direct the Trustee to tender or not tender the shares attributable to your individual account under the Plan. The instructions to tender or not tender shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter on the Tender Offer Instruction Form. Similarly, the enclosed Tender Offer Instruction Form may not be used to tender non-Plan shares.

TAX CONSEQUENCES

While you will not recognize any immediate tax gain or loss as a result of the tender and sale of any shares credited to your account in the Plan, the tax treatment of future distributions from the Plan may be impacted. Tender offer proceeds will be subject to all applicable taxes at the time you receive a distribution from the Plan. You are encouraged to consult your tax advisor concerning your decision to participate in the tender offer and possible tax ramifications. PLEASE NOTE THAT THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE ARE NOT APPLICABLE TO YOU AS A PLAN PARTICIPANT.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender shares attributable to your individual account under the Plan, please contact the tabulator at 1-866-767-1212. If you require additional information concerning the terms and conditions of the tender offer, please call Georgeson LLC, the information agent for the tender offer, at (800) 868-1390.

TENDER OFFER INSTRUCTION FORM

PROG HOLDINGS, INC.

BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ

THE ACCOMPANYING INFORMATION

In response to the offer by PROG Holdings, Inc., a Georgia corporation (the “Company”), to purchase for cash up to $425,000,000 in value of shares of its issued and outstanding common stock, $0.50 par value per share (the “shares”), at a price that will be not less than $44.00 per share and not more than $50.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase, dated November 4, 2021, I hereby instruct Charles Schwab Trust Bank (the “Trustee”), as directed trustee of the PROG Holdings Employee Retirement Plan (the “Plan”), to tender or not to tender the shares allocated to my account under the Plan in response to the tender offer as follows (PLEASE CHECK ONE BOX AND COMPLETE THE REMAINDER OF FORM—If more than one box is checked below your election may be disregarded):

1.	☐	PLEASE REFRAIN FROM TENDERING AND CONTINUE TO HOLD ALL SHARES UNDER MY INDIVIDUAL ACCOUNT UNDER THE PLAN.

2.	☐	PLEASE TENDER SHARES CREDITED TO MY INDIVIDUAL ACCOUNT IN THE AMOUNTS INDICATED BELOW FOR EACH OF THE PRICES PROVIDED. A BLANK SPACE BEFORE A GIVEN PRICE WILL BE TAKEN TO MEAN THAT NO SHARES CREDITED TO MY ACCOUNT ARE TO BE TENDERED AT THAT PRICE.

FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentages of Share to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100% you will be deemed to have directed the Trustee NOT to tender the remaining percentage)

% at $44.00	% at $44.50	% at $45.00	% at $45.50
% at $46.00	% at $46.50	% at $47.00	% at $47.50
% at $48.00	% at $48.50	% at $49.00	% at $49.50
% at $50.00	% at TBD

*By entering a percentage on the “% at TBD” line, the undersigned is willing to accept the Purchase Price resulting from the tender offer from the percentage of shares elected. Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $44.00 per share. You should understand, however, that this election may lower the Purchase Price paid for all purchased shares in the tender offer and could result in your shares being purchased at the minimum price of $44.00 per share. Notwithstanding the foregoing, when the Trustee tenders shares on behalf of the Plan, it may be required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to tender such shares on terms different than those directed above or as determined by the tabulator. For more information regarding the limitations on following your direction, refer to the Notice to Participants in the PROG Holdings Employee Retirement Plan.

Regardless of the manner in which they are submitted, Tender Offer Instruction Forms that are not timely received, and those received without a box checked above or with more than one box checked or unsigned will be treated as an instruction not to tender shares.

The speediest way to submit your instructions is via fax or email. However, if you prefer to do so, you may submit your written instructions by mailing this completed form promptly in the enclosed envelope.

Via Overnight Mail: Milliman 10000 N. Central Expwy Suite 1500 Dallas, TX 75231 USA	Via Mail: Milliman Benefits Processing Center PO BOX 601548 Dallas, TX 75360-1548

YOUR INSTRUCTIONS, HOWEVER SUBMITTED, MUST BE RECEIVED NO LATER THAN 4:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 23, 2021 (OR, IF THE OFFER IS EXTENDED, ON THE SIXTH BUSINESS DAY PRIOR TO THE EXPIRATION OF THE OFFER, AS EXTENDED). IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THIS DEADLINE, YOUR SHARES WILL NOT BE TENDERED.

Signature	Date

Print Name	Daytime Phone Number